                                                                   EXHIBIT 10.80


                           MICRON ELECTRONICS, INC.


                              CIC SEVERANCE PLAN



                               January 11, 2001,
                           as amended March 2, 2001




Micron Electronics, Inc.,
 a Minnesota corporation
900 East Karcher Road
Nampa, Idaho 83687
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                               TABLE OF CONTENTS

                                                             Page
ARTICLE 1..................................................     1
   Effective Date; Plan Year; ERISA........................     1
     1.01    Effective Date................................     1
     1.02    Plan Year.....................................     1
     1.03    ERISA.........................................     2

ARTICLE 2..................................................     2
   Application to Company or Affiliates....................     2
     2.01    Eligible Employers............................     2
     2.02    Adoption Procedure............................     2

ARTICLE 3..................................................     2
   Eligibility and Participation...........................     2
     3.01    Eligible Employees............................     2
     3.02    Participation.................................     3
     3.03    Determination of Eligibility and Participation     3

ARTICLE 4..................................................     3
   CIC Severance Benefits..................................     3
     4.01    Entitlement to CIC Severance Benefits.........     3
     4.02    CIC Severance Pay.............................     5
     4.03    Rehire                                             6
     4.04    Time and Manner of Payment....................     6
     4.05    Forfeitability of Severance Benefits..........     6
     4.06    Alternative Benefits..........................     7

ARTICLE 5..................................................     7
   Administration..........................................     7
     5.01    Administrator.................................     7
     5.02    The Administrator's Powers and Duties.........     7
     5.03    The Company and Employer Functions............     7
     5.04    Claims Procedures.............................     8
     5.05    Indemnity and Bonding.........................     8
     5.06    Expenses......................................     9

ARTICLE 6..................................................     9
   General Provisions......................................     9
     6.01    Enforceability and Exclusive Benefit..........     9
     6.02    Amendment and Termination.....................     9
     6.03    Not Contract of Employment....................     9
     6.04    Unfunded......................................    10
     6.05    Nonassignment.................................    10
     6.06    Applicable Law................................    10

                                 INDEX OF TERMS

Term                               Section
                                                   Page        Page

Administrator                      5.01                                 7
Affiliate                          2.01-2                               2

Change in Control                  4.01-3                               3
CIC Severance Plan                 Preamble                             1
Code                               2.01-2                               2
Company                            Heading                              1

Effective Date                     1.01                                 1
Eligible Employees                 3.01                                 2
Employer                           2.01-3                               2
ERISA                              1.03-1                               2

Offer of Comparable Employment     4.01-4                               4

Participant                        3.02                                 3
Plan Year                          1.02                                 1

Regular Pay                        4.02-2                               6


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                           MICRON ELECTRONICS, INC.
                              CIC SEVERANCE PLAN

                               January 11, 2001,
                           as amended March 2, 2001



Micron Electronics, Inc.,
 a Minnesota corporation
900 East Karcher Road
Nampa, Idaho 83687                                                      Company

     The Company recognizes that, as is the case with many publicly held corporations, the possibility of an asset sale or other change in control may exist, and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to a detriment of the Company and its stockholders. The Company has determined that in the event of that contingency, it is imperative to be able to rely upon management's continuance and leadership and that appropriate steps should be taken to reinforce and encourage that leadership and to reward the management's essential service. The Company has adopted this CIC Severance Plan for Eligible Employees (the "CIC Severance Plan") effective January 11, 2001, as amended March 2, 2001, to provide an orderly and ongoing system of severance benefits to be paid to Eligible Employees in appropriate situations related to a Change in Control of the Company. The CIC Severance Plan supersedes and replaces the resolutions of the Compensation Committee of the Company's Board of Directors with respect to "Severance Payouts Upon Change in Control" dated April 29, 1997, and November 23, 1998. The CIC Severance Plan further supersedes and replaces any other resolutions or any plans, policies, or agreements maintained or made by Micron Electronics, Inc. or any adopting affiliate that provides for the payment or provision of pay or benefits in the event of a Change in Control of the Company covering its Eligible Employees.

                                   ARTICLE 1

                       Effective Date; Plan Year; ERISA

     1.01  Effective Date

     The effective date of this CIC Severance Plan is January 11, 2001. The benefits of Eligible Employees who receive notice of termination from employment from the Company on or after that date shall be determined under the CIC Severance Plan.

     1.02  Plan Year

     The initial plan year shall be a short year beginning on January 11, 2001 and ending on December 31, 2001. Thereafter the plan year shall be a calendar year.
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     1.03  ERISA

           1.03-1 The CIC Severance Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), providing certain benefits to participants on certain severances from employment.

           1.03-2 The CIC Severance Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. The CIC Severance Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in Department of Labor regulations section 2510.3-2(b).

                                   ARTICLE 2

                     Application to Company or Affiliates

     2.01  Eligible Employers

           2.01-1 The Company maintains the CIC Severance Plan for its Eligible Employees. Any Affiliate approved by the Company may adopt and maintain the CIC Severance Plan for its Eligible Employees or other designated class of employees.

           2.01-2 "Affiliate" means a corporation, person or other entity that is a member, with the Employer, of a controlled or affiliated service group under section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code").

           2.01-3 "Employer" means Company and any adopting Affiliate. The CIC Severance Plan is a single plan maintained by the Company and any adopting Affiliate.

     2.02  Adoption Procedure

     An adopting Employer shall execute an adoption statement that shall include the effective date, date of adoption and any special provisions that are to be applicable only to employees of the Affiliate.

                                   ARTICLE 3

                         Eligibility and Participation

     3.01  Eligible Employees

     Eligible Employees are Management Directors, Area Vice Presidents, Vice Presidents and other Key Contributors. The term "Key Contributors" as used herein shall include employees that are designated as eligible under this CIC Severance Plan by the Administrator

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in accordance with applicable guidelines approved by the Compensation Committee of the Company's Board of Directors for the designation of Key Contributors.

     3.02  Participation

          3.02-1 Any Eligible Employee who becomes entitled to severance benefits under 4.01 is a Participant in the CIC Severance Plan. A Participant must satisfy the requirements of 4.01 to be entitled to severance benefits under the CIC Severance Plan.

          3.02-2 An Eligible Employee who is a Participant in the CIC Severance Plan shall not participate in the Micron Electronics Severance Pay Plan for Employees.

     3.03  Determination of Eligibility and Participation

     All questions of eligibility and participation of employees shall be determined by the Administrator, whose decision shall be final.

                                   ARTICLE 4

                            CIC Severance Benefits

     4.01  Entitlement to CIC Severance Benefits

           4.01-1 Except as provided in 4.01-2, an Eligible Employee who is involuntarily terminated from employment with Employer due to a Change in Control under 4.01-3 and receives notice of such termination from the Company on or after the effective date of the CIC Severance Plan is entitled to CIC Severance Benefits.

           4.01-2 An Eligible Employee who receives an Offer of Comparable Employment under 4.01-4 before or after the effective date of termination shall not be entitled to CIC Severance Benefits.

           4.01-3 For 4.01-1, a "Change in Control" occurs in the event of any of the following:

               (a) Any Person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities;

               (b) The shareholders of the Company approve a merger or other consolidation of the Company with or into any other entity, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding

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           immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50 percent of the combined voting power of the entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation.

               (c) The Company sells, liquidates or distributes all or substantially all of its assets in a single transaction or series of transactions to a buyer or buyers who are not Affiliates.

               (d) The Company's Board of Directors adopts a Wind Down Resolution and the Company sells, liquidates or distributes all or substantially all of the assets of a Business Unit in a single transaction or series of transactions to a buyer or buyers who are not Affiliates. A transaction shall constitute a Change in Control under this 4.01-3(d) with respect to (i) the Eligible Employees of the subject Business Unit, and not for the employees of any other Business Unit, and (ii) the Eligible Employees who are employed in the Company's general corporate or administration functions providing services directly to the subject Business Unit and who are terminated from employment due to a Change in Control under this 4.01-3(d). The term "Wind Down Resolution" as used herein shall mean a resolution adopted by the Company's Board of Directors to liquidate and wind down a Business Unit. The term "wind down" is interchangeable with the term "wind up," and may include, without limitation, every act necessary by the Company to "wind down" or "wind up" the business and affairs of a Business Unit within the meaning of applicable law and as determined appropriate by the Board under the circumstances. The term "Business Unit" as used herein shall mean a reportable segment of the Company as referred to in the Company's latest Form 10-K or Form 10-Q filed under the Exchange Act, or such other reporting segment, division or operating unit as may be designated by the Administrator.

           4.01-4 For 4.01-2, an Offer of Comparable Employment is an offer of employment made on or before the date of a Change in Control by any Employer, or any Person or buyer under 4.01-3, to an employee that provides following such Change in Control for (i) a Comparable Job Position, and (ii) wages, benefits and location similar to those which the Eligible Employee enjoyed immediately before the Change in Control as reasonably determined by Employer. A Comparable Job Position shall mean, as reasonably determined by Employer: (i) a job position that is similar to the job position which the Eligible Employee held with Employer immediately before the Change in Control, or (ii) a job position that involves, requires or relates to the Eligible Employee's area or areas of expertise or experience.

           4.01-5 Unless otherwise specified by Employer in writing, a Participant shall not be entitled to severance benefits under the CIC Severance Plan if any of the following occur with respect to such Participant:

               (a) Failure to waive any other severance or other separation benefits under any agreement or arrangement with Employer or any Affiliate or any voluntary early retirement program maintained by Employer or Affiliate or any severance plan maintained by Employer or an Affiliate, other than the CIC Severance Plan.

               (b) Involuntary termination of employment for reasons other than Change in Control, including, but not limited to, involuntary termination for unsatisfactory performance, unacceptable behavior, misconduct, violations of Employer's policies, or other disciplinary problems.

               (c) Failure to execute a waiver and release of claims against Employer and Affiliates in the form provided by Employer within the specified consideration period or execution and later revocation of the waiver and release of claims form within the revocation period stated therein.

               (d) Voluntary termination of employment for any reason. A termination is voluntary even if continued employment depends on relocation to another job site or acceptance of a position with a different base or variable compensation, title or responsibilities.

     4.02  CIC Severance Pay

           4.02-1 Subject to 4.04, 4.05 and 4.06, Participants who are eligible for CIC severance benefits under 4.01 shall be entitled to receive CIC Severance Pay equal to a number of months of regular pay as follows:

                               CIC SEVERANCE PAY

           Eligible Employees                     Number
           Class Designation                    of Months
           -----------------                    ---------

           Board-appointed Vice Presidents          6
           Non-board appointed Vice Presidents
             and Area Vice Presidents               4

           Management Directors                     3
           Key Contributors                         2

           4.02-2 For the purposes of 4.02-1 and Participants who are not employed as sales representatives by an Employer, "regular pay" means base pay on the date of termination, excluding any overtime, bonuses, incentives, severance pay, reimbursements, any other allowances and any other type of extra or variable compensation. For the purposes of 4.02-1 and Participants who are employed as sales representatives by an Employer, "regular pay" means base pay plus target incentives or sales commissions on the date of termination, excluding any overtime, bonuses, other incentives, severance pay, reimbursements, any other allowances and any other type of extra or variable compensation.

           4.02-3 For the purposes of 4.02-1, the amount of CIC Severance Pay may be reduced by an amount of up to 60 days' pay and benefits for each of the Participants whose involuntary termination due to a Change in Control the Company or an Affiliate deems covered by the Worker Adjustment and Retraining Notification Act (29 U.S.C. (S) 2101 et seq.) ("WARN"). A Participant who receives a notice from Employer under WARN and continues working for Employer during the notice period as designated by Employer shall not incur a reduction of CIC Severance Pay under this 4.02-3 with respect to the days actually worked by the Participant during such notice period.

     4.03  Rehire

     A Participant who has received CIC Severance Pay and who is rehired by Employer or is hired by any Affiliate shall not be required to repay any CIC Severance Pay received as of the date of hire or rehire.

     4.04  Time and Manner of Payment

           4.04-1 CIC Severance Pay shall be paid in a lump sum. Payment will be made as soon as practicable following the later of the Participant's termination date or the expiration of the revocation period described in the waiver and release of claims form under 4.01-5(c).

          4.04-2 Employer may withhold from any amounts paid under the CIC Severance Plan any income tax or other amounts as allowed or required by law.

     4.05  Forfeitability of Severance Benefits

     Any right to severance benefits shall be forfeitable until the Participant has been involuntarily terminated from employment due to Change in Control and has satisfied all of the requirements and conditions for entitlement under 4.01. The CIC Severance Plan may be amended or terminated as provided in Article 6 to partially or wholly eliminate or otherwise change the benefits in 4.01 to the extent they are forfeitable.

     4.06  Alternative Benefits

     The Compensation Committee shall retain complete discretion to change the amount of or the manner of determining the severance benefits payable to any Eligible Employee at any time before payment of benefits begins under 4.04-1.

                                   ARTICLE 5

                                 Administration

     5.01  Administrator

           5.01-1 The CIC Severance Plan shall be administered by the Compensation Committee of the Company's Board of Directors or its designee who in such capacity shall be the Administrator.

           5.01-2 The Administrator may resign on 15 days' notice to the Company. The Company may remove the Administrator without having to show cause. The vacancy shall be filled as soon as reasonably practicable. Until a new appointment is made, the Company shall act as the Administrator.

     5.02  The Administrator's Powers and Duties

           5.02-1 The Administrator shall interpret the CIC Severance Plan, decide any questions about the rights of Participants and in general administer the CIC Severance Plan. Any decision by the Administrator shall be final and bind all parties. The Administrator shall have absolute discretion to carry out the Administrator's responsibilities under this section.

           5.02-2 The Administrator may delegate all or part of the administrative duties to one or more agents and may retain advisors and agents for assistance. The Administrator may consult with, and rely upon the advice of counsel, who may be counsel for the Company or any Affiliate.

           5.02-3 The Administrator shall be the plan administrator under federal laws and regulations applicable to plan administration and shall comply with such laws and regulations. The Administrator shall be the agent for service of process on the CIC Severance Plan at the Company's address.

     5.03  The Company and Employer Functions

           5.03-1 Except as provided in 5.03-2, all authority of the Company or Employer, including, in the case of the Company, the power to amend or terminate the CIC Severance Plan, shall be exercised by the Company's Compensation Committee or Board of Directors, as applicable, who may delegate some or all of the authority to any officer.

           5.03-2 The chief executive officer of the Company or delegate may amend the CIC Severance Plan in writing, on advice of counsel, to make technical, administrative or editorial changes to comply with applicable law or to simplify or clarify the CIC Severance Plan.

           5.03-3 The Board of Directors of the Company or any other Employer shall have no administrative authority or function with respect to the CIC Severance Plan. Being a member of the Board shall not, in itself, make a person a plan fiduciary.

     5.04  Claims Procedures

           5.04-1 Any person claiming a benefit or requesting information, an interpretation or a ruling under the CIC Severance Plan shall present the request in writing to the Administrator. The Administrator or delegate will respond in writing as soon as practicable.

           5.04-2 If the claim or request is denied, the written notice of denial shall state:

               (a) The reasons for denial, with specific reference to the terms of the written document on which denial is based.

               (b) A description of any additional material or information required for review of the claim and an explanation of why it is necessary.

               (c) An explanation of the CIC Severance Plan=s claims review procedure.

           5.04-3 Any person whose claim or request is denied, or who has not received a response within 90 days, may request review by notice in writing to the Administrator. The original decision will be reviewed by the Administrator or delegate, who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

           5.04-4 The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the Participant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned. If the Participant does not receive a decision within the time limit, the claim shall be considered wholly denied on review.

     5.05  Indemnity and Bonding

           5.05-1 The Company shall indemnify and defend any CIC Severance Plan fiduciary who is an officer, director or employee of the Company against any claim or liability that arises from any action or inaction in connection with the CIC Severance Plan, subject to the following rules:

               (a) Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the CIC Severance Plan.

               (b) Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

               (c) Coverage shall be reduced to the extent of any insurance coverage.

           5.05-2 The CIC Severance Plan fiduciaries shall be bonded to the extent required by applicable law.

     5.06  Expenses

           5.06-1 An Administrator who is employed full-time by Employer shall not be separately compensated for services as the Administrator. The Administrator shall be reimbursed by the Company for all expenses incurred while acting as the Administrator.

           5.06-2 The Company may allocate the cost of any administrative fees or expenses among Employers. Otherwise, all expenses and fees shall be paid by the Company.

                                   ARTICLE 6

                              General Provisions

     6.01  Enforceability and Exclusive Benefit

     The Company and Employers intend the terms of the CIC Severance Plan, including those relating to the coverage and benefits, to be legally enforceable. The Company and Employers further intend that the CIC Severance Plan be maintained for the exclusive benefit of Eligible Employees of Employers.

     6.02  Amendment and Termination

     Subject to 4.05, the Company may amend or terminate the CIC Severance Plan at any time.

     6.03  Not Contract of Employment

     Nothing in the CIC Severance Plan shall give any employee the right to continue employment. The CIC Severance Plan shall not prevent discharge of any employee at any time for any reason.

     6.04  Unfunded

     All benefits payable under the CIC Severance Plan shall be unfunded and shall be payable only from the general assets of Employer. The Participants shall have no interest in any assets of Employer and shall have no rights greater than the rights of any unsecured general creditor of Employer.

     6.05  Nonassignment

     The rights of a Participant under the CIC Severance Plan are personal. No interest of a Participant under the CIC Severance Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant's rights under the CIC Severance Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

     6.06  Applicable Law

     The CIC Severance Plan shall be construed according to the laws of the State of Idaho, except as preempted by federal law.

     Adopted:

     Company                  MICRON ELECTRONICS, INC.


                              By:      /s/
                              Name:    JoAnne S. Pfeifer
                              Title:   Vice President, Administration
                                       Corporate Secretary

                              Date:    March 20, 2001

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